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Exhibit 3.1

                                STATE OF DELAWARE

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LOUDEYE TECHNOLOGIES, INC.

The undersigned, Meena Kang Latta, hereby certifies:

      1. She is the duly elected and acting Vice President and Secretary of Loudeye Technologies, Inc., a Delaware corporation.

      2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 26, 1998.

      3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article I of this corporation's Certificate of Incorporation to read in its entirety as follows"

            "The name of the corporation is Loudeye Corp."

      4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

            Executed at Seattle, WA, on May 29, 2002

                                                    /s/  Meena Kang Latta
                                                    ----------------------------

                                                    Meena Kang Latta

                                                    Vice President and Secretary